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EXHIBIT (12)

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                       COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (unaudited)
                         (dollars amounts in millions)


                                                                                    For The Three
                                                                                     Months Ended
                                                                                    March 31, 1995
                                                                                    --------------

Net income before income taxes and minority interest in
    income of Heller International Group, Inc. .................................       $ 46

Add-Fixed charges
    Interest and debt expense...................................................        112
    One-third of rentals........................................................          2
                                                                                       -----

           Total fixed charges..................................................        114
                                                                                       -----

Net income, as adjusted.........................................................       $160
                                                                                       -----

Ratio of earnings to fixed charges..............................................       1.40x
                                                                                       =====

Preferred stock dividends on a pre-tax basis....................................
           Total combined fixed charges and preferred stock dividends...........       $  4
                                                                                       -----

Ratio of earnings to combined fixed charges and
    preferred stock dividends...................................................       1.36x
                                                                                       =====

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  For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest in Heller International Group, Inc. income and fixed charges.
"Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.

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